

                                                                                                                        EXHIBIT 12.1
                                                   THE CHARLES SCHWAB CORPORATION

                                          Computation of Ratio of Earnings to Fixed Charges
                                                    (Dollar amounts in millions)
                                                             (Unaudited)

                                                                                                              Three Months Ended
                                                                                                                   March 31,
                                                                                                              2003          2002
                                                                                                             ------        ------

Earnings from continuing operations before taxes on earnings
  and extraordinary gain                                                                                    $   97        $  136

Fixed charges
  Interest expense:
     Brokerage client cash balances                                                                             24            50
     Deposits from banking clients                                                                              24            22
     Long-term debt                                                                                             10            13
     Short-term borrowings                                                                                       3             6
     Other                                                                                                       3             -
------------------------------------------------------------------------------------------------------------------------------------
         Total                                                                                                  64            91
  Interest portion of rental expense                                                                            21            22
------------------------------------------------------------------------------------------------------------------------------------
     Total fixed charges (A)                                                                                    85           113
------------------------------------------------------------------------------------------------------------------------------------
Earnings from continuing operations before taxes on earnings,
     extraordinary gain and fixed charges (B)                                                               $  182        $  249
====================================================================================================================================
Ratio of earnings to fixed charges (B) / (A) (1)                                                               2.1           2.2
------------------------------------------------------------------------------------------------------------------------------------
Ratio of earnings to fixed charges excluding
     brokerage client interest expense (2)                                                                     2.6           3.2
------------------------------------------------------------------------------------------------------------------------------------

(1)  The ratio of earnings to fixed charges is calculated in accordance with SEC requirements. For such purposes, "earnings" consist of earnings from continuing operations before taxes on earnings,  extraordinary gain and fixed charges. "Fixed charges" consist of interest expense as listed above,  including  one-third of rental expense,  which is estimated to be  representative  of the interest factor.

(2)  Because interest expense incurred in connection with payables to brokerage  clients is completely offset by interest revenue on related investments and margin loans, the Company considers such interest to be an operating expense. Accordingly, the ratio of earnings to fixed charges  excluding  brokerage  client interest expense reflects the elimination of such interest expense as a fixed charge.
